UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:    November 15, 2007

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 245 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchanged Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 9, 2007, ICF International, Inc., a Delaware corporation (“ICF”), ICF Consulting Group, Inc. (“ICF Consulting”), Simat, Helliesen & Eichner, Inc. (“SH&E”), and other parties entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which SH&E will become a wholly-owned subsidiary of ICF Consulting. Under the terms of the Merger Agreement, among other things, ICF will pay an aggregate purchase price of approximately $51.0 million, comprised of the following: (i) a net closing cash amount of approximately $40.7 million, subject to a working capital adjustment and further reduced by any unpaid SH&E expenses relating to the merger transaction and an amount up to $800,000 to be held by the stockholders’ representative for expenses; (ii) the remainder of a $1.0 million escrow intended to cover the amount by which the working capital of SH&E immediately prior to the merger closing is less than a target working capital amount; (iii) the remainder of a $5.0 million escrow intended to fund any indemnification claims of ICF and ICF Consulting with respect to the breach of representations, warranties and covenants of SH&E and its stockholders in the Merger Agreement; (iv) the amount of SH&E’s accounts receivable immediately prior to the merger closing collected after closing through December 31, 2008 that is in excess of SH&E’s accounts receivable net of reserves as reflected on its balance sheet immediately prior to closing, as reduced by related tax liabilities of ICF on such collections; and (v) approximately $4.3 million in respect of SH&E’s redemption prior to closing of shares of its common stock held in its Employee Stock Ownership Plan. The closing of the merger is subject to customary closing conditions and is expected to occur by the end of the calendar year.

A copy of the press release announcing the execution of the Merger Agreement is also attached to this Current Report on Form 8-K as Exhibit 99.1.

Other than in respect of the Merger Agreement, there is no material relationship between ICF or its affiliates and SH&E or its affiliates.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release Dated November 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: November 15, 2007	By:	/s/ Judith Kassel
Judith Kassel General Counsel and Secretary

Exhibit Index

Exhibit No.	Document

99.1	Press Release Dated November 12, 2007